Colombia Clean Power & Fuels CEO Provides Strategic Milestones in a Letter to Shareholders

The Company Changes its Name to Colombia Energy Resources, Inc.

SAN FRANCISCO, Oct. 18, 2011 /PRNewswire/ -- Colombia Clean Power & Fuels, Inc. (OTCBB: CCPF.OB), (the "Company" or "CCPF") today published a Letter to Shareholders, where the Company's Chief Executive Officer Ronald G. Stovash outlines the Company's key accomplishments and upcoming strategic milestones. The Company also changed its name to Colombia Energy Resources, Inc., effective as of November 4, 2011. The complete letter is set forth as follows:

Dear Shareholder,

Seven weeks ago, I accepted the position of Chief Executive Officer of Colombia Clean Power and Fuels, Inc ("CCPF"). I made this decision after visiting Colombia, holding extensive meetings with our local management and operations team, and thoroughly reviewing the Company's business plan and prospects. During my due diligence, I came to realize what a unique opportunity the Company represents. Between the combination of high quality metallurgical coal resources, experienced local management, and strong financial backing, we are well situated for growth in the international market.

Having spent over 40 years in the US coal industry, mostly with CONSOL Energy, where I was Senior Vice President of Coal Operations, I have participated in the maturing and consolidation of the US coal industry. In my opinion, Colombia is destined to become a significant participant in the metallurgical coal industry in the near future.
Our Company is uniquely positioned to be a consolidator of coal assets in Colombia. As we work in this direction, one of my first acts as CEO is renaming the Company to reflect our immediate focus on the metallurgical coal industry. As a result, our Company's name will change on November 4, 2011 to Colombia Energy Resources, Inc.

Since being formed in early 2010, CCPF has made significant progress in its business plan. Some of the key accomplishments achieved by the Company to date are:
• Acquisition of over 25,000 acres of mining concessions.
• Successful financing of $30,000,000.
• Listing of shares on the OTC Bulletin Board.
• Hiring experienced international industry professionals.
• Acquisition of an active metallurgical coal operation (Ruku).

For CCPF to have come this far in such a short timeframe is a testament to the strength of the team that I inherited when I joined as CEO. I believe the key to any company's success is the quality of the management team and I am extremely impressed with all our staff.
Having spent the last seven weeks familiarizing myself with our mining projects, business plan, and staff, I recognize both the opportunity in front of our Company as well as the amount of work required for its achievement. Successfully accomplishing our plan is my sole focus.

To be a consolidator in the Colombian metallurgical coal industry, we will achieve a number of strategic milestones. I would like to detail these milestones and timelines as follows:
• Commence production at Ruku; 4th quarter 2011.
• Prove metallurgical coal reserves and resources of 10 million tons at Ruku; 4th quarter 2011.
• Acquire at least one additional coal concession; 1st quarter 2012.
• Prove coal resources of at least 10 million tons at Otanche; 1st quarter 2012.

• Accomplish a dual listing of CCPF shares on the TSX venture exchange; 1st quarter 2012.
• Complete pre-development of the Heat Recovery Vertical Coking facility; 2nd quarter 2012.
• Prove metallurgical coal reserves and resources in excess of 50 million tons; 4th quarter 2012.
• Achieve monthly production in excess of 10,000 tons; 4th quarter 2012.

These milestone targets are all within the Company's goals of achieving over 100 million tons of metallurgical coal reserves and 1 million tons per annum of production by year end 2015.
In addition to our production and resource goals, CCPF is establishing important corporate values as a leader in the metallurgical mining industry in Colombia. It is our firm commitment to develop and implement a formal overall mine operational safety plan and training program for all mine managers and workers. In addition, CCPF is in the process of developing and adopting a Corporate Social Responsibility Program for the benefit of the local communities where we operate.

CCPF represents an exciting opportunity for the coal industry in Colombia and for me personally. As a result, both Chairman Barry Markowitz and I have recently purchased shares of Company stock. I am extremely enthusiastic about the future for our Company and am looking forward to achieving our goals for you, our shareholders.

Best regards,

Ronald G. Stovash

Chief Executive Officer

About Colombia Clean Power & Fuels, Inc.
Colombia Clean Power & Fuels, Inc. (OTCBB: CCPF.OB) is developing coal mining, coal coking and clean coal technology operations in the Republic of Colombia.  The Company plans to build mines to produce both metallurgical coal and high-grade thermal coal and implement advanced coal technologies, such as coal gasification and coal-to-liquids, to produce metallurgical coke, urea, liquid fuels, power and other clean energy solutions.  The Republic of Colombia is the world's tenth largest producer and fourth largest exporter of coal, with an estimated 7 billion metric tons ("MT") of recoverable reserves and 17 billion MT of potential reserves.
The Company's current operations are focused on metallurgical coal exploration and development activities. The Company has retained leading engineering and geological services firms in the U.S. and Colombia to conduct exploration work in selected concessions acquired to date and others under consideration for acquisition by the Company.  The Company's team of executives, advisors and partners is comprised of experienced entrepreneurs and business professionals in the U.S., Colombia and China that have a breadth of experience in coal mining and clean coal technologies as well as substantial industry relationships.
For more information, visit www.ColombiaCleanPower.com
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This release contains forward-looking statements regarding Colombia Clean Power & Fuels future plans and expected performance based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of business development efforts, exploration efforts and the timeliness of development activities, fluctuations in coal and energy prices, and other risk factors described from time to time in the Company's reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control.  Colombia Clean Power & Fuels undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.
Company Contact: Daniel Carlson
Email:  dcarlson@colombiacleanpower.com
Telephone +1 (415) 460-1165
www.colombiacleanpower.com
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SOURCE Colombia Clean Power & Fuels, Inc.